EXHIBIT 99.1

Heritage Oaks Bancorp Announces Simone Lagomarsino Named President & CEO

PASO ROBLES, Calif., Sept. 7, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (Nasdaq:HEOP) (the "Company"), parent company of Heritage Oaks Bank (the "Bank"), announced that effective Saturday, September 10, 2011, Simone Lagomarsino will become the Company's President and Chief Executive Officer and the Bank's Chief Executive Officer, subject to final regulatory approval or non-objection. Lagomarsino succeeds Lawrence P. Ward, whose retirement was previously announced and who will remain on the Company's and Bank's Board of Directors. Ms. Lagomarsino also will join both the Company's and Bank's board of directors.  Lagomarsino comes to the post following 20 years in executive positions including president and CEO for Kinecta Federal Credit Union; CEO for Hawthorne Financial Corporation, CFO at Warner Center Bank, Ventura County National Bank, First Plus Bank, and Imperial Financial Group.

Michael J. Morris, Chairman of the Board for the Company and the Bank, said "Simone is the right leader to take us to the next level of our development. We are ecstatic to find a professional who has it all – impeccable experience, razor sharp knowledge and management skills and dedication to the precepts of community banking."

"I am thrilled to be joining Heritage Oaks," said Ms. Lagomarsino. "Community banking is part of the 'fabric' of our country and there has never been a better time for 'back-to-basics' banking that leads with service," continued Ms. Lagomarsino. "Heritage Oaks is one of the leading community banks on the Central Coast of California and it is strategically positioned to grow market share and enhance franchise value," Ms. Lagomarsino concluded.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Securities Laws Matters

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the Company's and Bank's ability to successfully comply with the previously announced regulatory proceedings to which they are subject, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: Heritage Oaks Bancorp
         Michael Morris, Chairman
         (805) 541-4171